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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      ------------------------------------


                                  SCHEDULE 13G

                               (Amendment No. 1)*


                   Under the Securities Exchange Act of 1934




                             CHASE INDUSTRIES INC.

                                (Name of Issuer)




                         COMMON STOCK, $0.01 PAR VALUE

                         (Title of Class of Securities)




                                   161568100

                                 (CUSIP Number)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]      Rule 13d-1(b)
         [ ]      Rule 13d-1(c)
         [X]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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
CUSIP NO.                                                                                                   161568 100
-----------------------------------------------------------------------------------------------------------------------
   1     Name of Reporting Person                                                                     Martin V. Alonzo
         I.R.S. Identification No. of above person (entities only)
-----------------------------------------------------------------------------------------------------------------------
   2     Check the appropriate box if a member of a group (See Instructions)                                   (a) [ ]
                                                                                                               (b) [ ]
-----------------------------------------------------------------------------------------------------------------------
   3     SEC use only
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   4     Citizenship or Place of Organization                                                            United States
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                                     5        Sole Voting Power                                             1,470,326*
   Number of Shares Beneficially     ----------------------------------------------------------------------------------
                                     6        Shared Voting Power                                                    0
      Owned by Each Reporting        ----------------------------------------------------------------------------------
                                     7        Sole Dispositive Power                                        1,470,326*
            Person With              ----------------------------------------------------------------------------------
                                     8        Shared Dispositive Power                                               0
                                     ----------------------------------------------------------------------------------
   9     Aggregate Amount Beneficially Owned by each Reporting Person (1)                                   1,470,326*
-----------------------------------------------------------------------------------------------------------------------
  10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares                                          [ ]
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  11     Percent of Class Represented by Amount in Row (9)                                                      15.6 %
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  12     Type of Reporting Person (See Instructions)                                                                IN
-----------------------------------------------------------------------------------------------------------------------

* This amount includes 370,762 shares subject to employee stock options that are currently exercisable.


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This Amendment No. 1 to Schedule 13G corrects the number of shares beneficially owned by the reporting person, which number was inaccurate in the original
Schedule 13G dated February 13, 1999, and does not reflect any acquisition of securities of the issuer by the reporting person.

ITEM 1.  SECURITY AND ISSUER.

         (a)      Name of Issuer:  Chase Industries Inc.

         (b)      Address of the Issuer's principal executive offices

                  14212 County Road M-50
                  Montpelier, OH 43543

ITEM 2.  IDENTITY AND BACKGROUND.

         (a)      Name of person filing:  Martin V. Alonzo

         (b)      Address of Principal Business Office or, if none, Residence:

                  300 Park Avenue,
                  New York, New York 10022

         (c)      Citizenship:  United States

         (d)      Title of Class of Securities:  Common Stock, $0.01 par value

         (e)      CUSIP Number:  161568100

ITEM 3.  Not Applicable

ITEM 4.  OWNERSHIP

         (a)      Amount beneficially owned:  1,470,326 shares.*

         (b)      Percent of Class: 15.6 %

         (c)      Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote:  1,470,326
                        shares*

                  (ii)  Shared power to vote or to direct the vote:  0 shares

                  (iii) Sole power to dispose or to direct the disposition of:
                        1,470,326 shares*

                  (iv)  Shared power to vote or to direct the disposition of:
                        0 shares

                  * This amount includes 370,762 shares subject to employee stock options that are currently exercisable.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY


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         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATION

         Not Applicable

Exhibits.

Exhibit 24   Power of Attorney

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                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated: February 25, 1999                MARTIN V. ALONZO



                                        By: /s/ TODD SLATER
                                            ----------------------------------
                                            Todd Slater,
                                            Attorney-in-Fact


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                               INDEX TO EXHIBITS
                               -----------------

Exhibit
Number                Description
-------               -----------
 24                   Power of Attorney